                                                                   EXHIBIT 10.12

                             COMSHARE, INCORPORATED

                          INCENTIVE BONUS ARRANGEMENTS
                             FOR EXECUTIVE OFFICERS


The Company established maximum incentive bonus arrangements for certain of its executive officers for fiscal 1994, which was based on each officer's achievement of certain performance goals. For fiscal 1995-2000, the Company has established the Executive Officer Annual Incentive Award Program to benefit its executive officers. A description of the arrangements is set forth below.

Fiscal 1994

Donald J. Walker had a targeted performance bonus of $59,000 in fiscal 1994 based on the Company achieving certain North American profit goals.

Norman R. Neuman, Jr. had a targeted performance bonus of $30,200 in fiscal 1994 based on the Company achieving certain goals in the North American marketplace relating to profit, sales, customer support and telesales. Mr. Neuman's bonus plan also included an additional payment for EIS/DSS profit contribution in excess of certain levels.

Ian G. McNaught-Davis had a targeted performance bonus of $40,000 in fiscal 1994 based on the Company achieving certain profit goals in the International marketplace.

Dennis G. Ganster was eligible to earn a maximum performance bonus of $30,000 in fiscal 1994 based on his achievement of various performance goals including new product releases, expense control and product development.

Fiscal 1995-2000

The executive officers of the Company are the participants in the Comshare Executive Officer Annual Incentive Award Program (the "Program") for fiscal years 1995-2000. Under the Program, the Company's senior executives may be paid bonuses from an award pool to be allocated among the executives pro rata in accordance with their base salaries.

1995-1997 Bonus Pools. The 1995-1997 Bonus Pools are determined in accordance with an earnings per share base line, based upon earnings per share targets in fiscal years 1995, 1996, and 1997. The award pool determination is an addition or subtraction of $10,000 for each cent per share that earnings per share results deviate from the earnings per share target base line; provided, however, that the Board of Directors has discretion to adjust the award pool for items including, but not limited to, unusual items which impact earnings per share results.

The 1995-1997 Bonus Pools are adjusted downward for each fiscal year of the Program if certain revenue and free cash flow targets are not achieved. If in the next fiscal year (other than fiscal year 1998) cash and free cash flow goals are exceeded, the downward adjustment can be reversed to the extent of the adjustment in the prior year.

Two-thirds of the amount of bonuses payable under the Program in fiscal years 1995, 1996 and 1997 is paid out in the year earned and one-third of the amount of bonuses payable under the Program in fiscal years 1995 and 1996 is deferred and, except for the deferred portion of the fiscal year 1997 bonus pool, added to the participant's bonus for the next fiscal year or is used to offset any negative bonus amounts generated under the Program in a subsequent fiscal year. If performance in any fiscal year is below threshold levels, a negative bonus pool amount will result. This negative bonus pool amount will be allocated among the participants and will first be used to reduce the deferred portion of the bonus pool from the prior fiscal year, if any, and the remainder will reduce the bonus pool amount for the next fiscal year. Payments, if any, will be made on or about July 31 following the fiscal year in which they are earned to executive officers employed by the Company on the date of payment.

One-third of the amount of the bonus payable under the Program in fiscal year 1997 (the "1997 LTIP Award") will be deferred and separately maintained. It will not be credited toward amounts to be paid under the Program in fiscal year 1998, nor will it be reduced by a negative bonus pool amount in fiscal year 1998. The 1997 LTIP Award will be increased or decreased annually by a percentage of the 1997 LTIP Award equal to the percentage increase (if in excess of certain minimum levels and if earnings per share increases by certain minimum levels), or percentage decrease, in the Company's revenues for the fiscal year as compared to the prior year's revenue. All 1997 LTIP Award amounts remaining in the bonus pool at July 31, 2000 will be paid to the participants employed by the Company at that time, or, if earlier, upon a participant's retirement under normal circumstances on or after age 60.

1998-2000 Bonus Pools. The 1998-2000 Bonus Pools are determined in accordance with an earnings per share base line, based upon earnings per share targets in fiscal years 1998, 1999 and 2000. The award pool determination is an addition or subtraction of $45,000 for each one percent that earnings per share results deviate from the earnings per share percentage growth target base line; provided, however, that the Board of Directors has discretion to adjust the award pool for items including, but not limited to, unusual items which impact earnings per share results. In addition, if the Company exceeds the targeted earnings per share growth rate in any year, an additional $150,000 is added to the Bonus Pool for that year.

Two-thirds of the bonus payable under the Program for fiscal years 1998 and 1999 is paid out in the year earned and one-third is deferred and added to the participant's bonus for the next fiscal year or is used to offset any negative bonus amounts generated under the Program in a subsequent fiscal year. If performance in any fiscal year is below threshold levels, a negative bonus pool amount will result. This negative bonus pool amount will be allocated among the participants and will first be used to reduce the deferred portion of the bonus pool from the prior fiscal year, if any, and the remainder will reduce the bonus pool amount for the next fiscal year. Payments, if any, will be made on or about July 31 of each year of the Program to participants who are employees of the Company at the time of payment. All amounts remaining in the bonus pool on July 31, 2000 will be paid to the participants employed by the Company at that time, or, if earlier, upon a participant's retirement under normal circumstances on or after age 60. Payments from the 1998-2000 Bonus Pools may be made in cash, the Company's Common Stock, or a combination thereof.





                                       3